Exhibit 10.1

AMENDMENT

TO

BODY CENTRAL CORP.
AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

The Body Central Corp. Amended and Restated 2006 Equity Incentive Plan (the “Plan”) is hereby amended as set forth below.  Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Plan.

1.                                      Section 8 of the Plan is hereby amended by deleting the last sentence of Section 8 in its entirety and replacing it with the following:

“Notwithstanding the foregoing, subject to the provisions of Section 9, no condition or vesting provision applicable to an Award of Shares, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units made to an employee that is based on performance criteria shall be based on performance over a period of less than one year, and no condition or vesting provision applicable to such an Award made to an employee that is based upon continued service or the passage of time shall provide for vesting in less than pro rata installments over three years from the date the Award is made, other than with respect to such Awards that are issued upon exercise or settlement of Options or Stock Appreciation Rights.”

2.                                      This amendment to the Plan shall be effective as of the date it was approved by the Board.

3.                                      Except as so amended, the Plan in all other respects is hereby confirmed.

IN WITNESS WHEREOF, the Board has caused this Amendment to the Plan to be duly executed on this 23rd day of August, 2012.

BODY CENTRAL CORP.

By:	/s/ Thomas W. Stoltz
Name: Thomas W. Stoltz
Title: COO & CFO